Exhibit 99.1

AVITA Medical Reports First Quarter 2026 Financial Results

VALENCIA, Calif., May 14, 2026 (GLOBE NEWSWIRE) — AVITA Medical®, Inc. (NASDAQ: RCEL, ASX: AVH), a leading therapeutic acute wound care company delivering transformative solutions (“AVITA Medical,” or the “Company”), today reported financial results for the first quarter ended March 31, 2026.

First Quarter 2026 Financial Highlights and Recent Business Updates

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Total revenue of approximately $19.3 million, up 4% year-over-year and approximately 10% sequentially, driven by contributions from Cohealyx® and improved RECELL® utilization as reimbursement dynamics normalize
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Appointment of Cary Vance as President and Chief Executive Officer following a comprehensive search process led by a special committee of the Board of Directors, reflecting confidence in the Company’s strategic direction and operational progress; Jan Stern Reed appointed as independent Chair of the Board
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Gross profit margin of 81.7%, reflecting impact of product mix and certain inventory adjustments
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Operating expenses decreased 11% year-over-year to $24.5 million, reflecting a lower and more disciplined cost base established in 2025
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Net cash use of approximately $9.9 million in the quarter, reflecting one-time items and the timing of revenue and collections; cash use expected to decrease significantly in the second quarter
•
Net loss of $10.6 million, or a loss of $0.35 per basic and diluted share, compared to $13.9 million, or a loss of $0.53 per basic and diluted share, in the first quarter of 2025
•
Entered into a 10-year BARDA agreement valued at up to $25.5 million to support U.S. burn emergency preparedness, providing recurring readiness revenue
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Announced positive interim Cohealyx I data demonstrating a ~20-day reduction in mean time to skin grafting readiness (13.6 vs. 33.2 days; p<0.001), supporting its potential to drive improved clinical outcomes and broader adoption
•
Received regulatory clearance for RECELL GO® in Australia and New Zealand, supporting commercialization

Cary Vance, President and Chief Executive Officer of AVITA Medical, commented:

“Since November, we’ve stabilized the business, improved how we operate, and delivered a solid start to 2026. With sequential revenue growth and improving ordering patterns across the portfolio, we are focused on delivering sustained performance as we move through the year. At April’s American Burn Association annual meeting, it was exciting to see how our products, RECELL, Cohealyx and PermeaDerm®, are delivering meaningful outcomes for clinicians and their patients. I am incredibly proud and excited to lead AVITA as we continue to build towards the future of wound care.”

David O'Toole, Chief Financial Officer, commented:

“First quarter results reflect continued progress against the cost optimization initiatives implemented in 2025, with operating expenses down meaningfully year-over-year. We are also operating well within the framework of our recently refinanced credit facility, with terms aligned to our current revenue trajectory and providing increased flexibility as we execute.

As expected, net cash use was higher in the first quarter, driven by seasonal compensation and other one-time payments, and further elevated by the timing of revenue and collections. Cash receipts lag revenue, and with a greater proportion of product sales occurring later in the first quarter, the contribution from collections within the period was reduced, and our cash use for the first quarter was negatively impacted.

As we move into the second quarter, these timing dynamics have reversed. Seasonal and one-time items are completed, and collections from strong late-first quarter revenue and early-second quarter sales activity are driving higher cash receipts. Combined with ongoing cost discipline, this gives us confidence in a significant decrease in cash use in the second quarter.”

Financial Guidance

AVITA Medical is reaffirming its full-year 2026 guidance, reflecting confidence in continued execution and improving commercial momentum:

Full year 2026 revenue expected in the range of $80 to $85 million, representing growth of approximately 12% to 19% compared to 2025 revenue.

First Quarter Financial Results

Total revenue was approximately $19.3 million in the three months ended March 31, 2026, representing an increase of $0.7 million, or 4%, compared to $18.5 million in the prior-year period. The increase was driven by contributions from Cohealyx, RECELL GO mini® in trauma and smaller wounds, and continued normalization in RECELL utilization following the resolution of prior reimbursement headwinds.

As of March 2026, all seven Medicare Administrative Contractors (MACs) have published payment rates for clinician use of RECELL, supporting broader and more consistent utilization.

Gross profit margin was 81.7%, compared to 84.7% in the prior-year period, reflecting product mix and inventory-related adjustments. RECELL demand remained solid during the quarter and the change in overall margin reflects the Company’s deliberate expansion of its product portfolio, with Cohealyx and PermeaDerm. The Company shares the average sales price for Cohealyx at 50% and for PermeaDerm at 60%, which inevitably results in an overall decrease in gross margin percentage. The product mix is expected to continue to impact the overall gross margin percentage while increasing the gross profit and, given that expenses associated with this revenue do not increase significantly, operating profit on a quarterly basis. RECELL-only gross margin was 85.0% for the quarter.

Total operating expenses were approximately $24.5 million, compared to $27.5 million in the prior-year period, representing a decrease of $3.0 million, or 11%. The reduction reflects continued execution against cost optimization initiatives and sales force reduction implemented in 2025, which resulted in a $2.0 million decline in sales and marketing expenses driven by lower salaries, benefits, stock-based compensation, and commissions. General and administrative expenses decreased by $0.3 million, while research and development expenses decreased by $0.7 million, primarily due to lower personnel-related and program costs.

Net cash use for the quarter was approximately $9.9 million. The increase reflects the timing of annual compensation and other one-time items, as well as the timing of revenue and collections within the period. Cash receipts lag revenue, and with a greater proportion of sales activity occurring later in the first quarter, cash use was negatively impacted.

The Company ended the quarter with approximately $14.3 million in cash and marketable securities, compared to $18.2 million at the start of the quarter.

Net loss was $10.6 million, or a loss of $0.35 per basic and diluted share, compared to a net loss of $13.9 million, or a loss of $0.53 per basic and diluted share, in the same period in 2025.

Webcast and Conference Call Information

AVITA Medical will host a conference call on Thursday, May 14, 2026, at 1:30 p.m. Pacific Standard Time (Friday, May 15, 2026, at 6:30 a.m. Australian Eastern Standard Time) to discuss its first quarter 2026 financial results and recent business highlights. To listen to the conference call webcast, please register and join using the following link: https://edge.media-server.com/mmc/p/t54pdcd4. To participate in the live earnings conference call, please register in advance to receive dial-in details and a personal PIN using the following link: https://register-conf.media-server.com/register/BI27b7d18fc52c43599f75b727d38f8883. For those unable to participate in the live broadcast, a replay will be available on the Events page of the Company’s investor relations website at: https://ir.avitamedical.com/events-and-presentations.

About AVITA Medical, Inc.

AVITA Medical® is a leading therapeutic acute wound care company delivering transformative solutions. Our technologies are designed to optimize wound healing, effectively accelerating the time to patient recovery. At the forefront of our platform is RECELL®, approved by the FDA for the treatment of thermal burn and trauma wounds. RECELL harnesses the healing properties of a patient’s own skin to create Spray-On Skin™, offering an innovative solution for improved clinical outcomes at the point-of-care. In the U.S., AVITA Medical also holds the exclusive rights to market, sell, and distribute Cohealyx®, an AVITA Medical-branded collagen-based dermal matrix, and the exclusive rights to manufacture, market, sell, and distribute PermeaDerm®, a biosynthetic wound matrix.

In international markets, RECELL is approved to promote skin healing in a wide range of applications, including thermal burn and trauma wounds. RECELL and RECELL GO® are CE-marked in Europe, have TGA certification in Australia, and Medsafe WAND listing in New Zealand; RECELL is PMDA-approved in Japan.

To learn more, visit www.avitamedical.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements generally may be identified by the use of words such as “anticipate,” “approximately,” “continue,” “could,” “expect,” “future,” “guidance,” “may,” “will,” and similar words or expressions, and the use of future dates. Forward-looking statements include, but are not limited to, statements relating to the timing and realization of regulatory approvals of our products; anticipated market share growth and revenue generation; physician acceptance, endorsement, and use of our products (including the impact of government reimbursement payment rates on such use); failure to achieve the anticipated benefits from approval of our products; the effect of regulatory actions; product liability claims; risks associated with international operations and expansion; and other business effects, including the effects of industry, as well as other economic or political conditions outside of the Company’s control. These statements are made as of the date of this earnings release, and the Company undertakes no obligation to publicly update or revise any of these statements, except as required by law. For additional information and other important factors that may cause actual results to differ materially from forward-looking statements, please see the “Risk Factors” section of the Company’s latest Annual Report on Form 10-K and other publicly available filings for a discussion of these and other risks and uncertainties.

Investor & Media Contact:

Ben Atkins

Phone +1-805 341 1571

investor@avitamedical.com

media@avitamedical.com

Authorized for release by the Chief Financial Officer of AVITA Medical, Inc.

©2026 AVITA Medical. AVITA Medical®, Cohealyx®, RECELL®, RECELL GO®, and Spray-On SkinTM are trademarks of AVITA Medical. PermeaDerm® is a registered trademark owned by Stedical Scientific, Inc. All other trademarks are the properties of their respective owners.

AVITA MEDICAL, INC.

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	As of
	March 31, 2026	December 31, 2025
ASSETS
Cash and cash equivalents	$8,309	$10,243
Marketable securities	5,952	7,942
Accounts receivable, net	9,885	9,086
Prepaids and other current assets	1,384	1,293
Inventory	6,117	6,926
Total current assets	31,647	35,490
Plant and equipment, net	8,211	8,630
Operating lease right-of-use assets	2,666	2,899
Corporate-owned life insurance (“COLI”) asset	3,044	3,116
Intangible assets, net	5,442	5,645
Other long-term assets	534	612
Total assets	$51,544	$56,392
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable and accrued liabilities	$7,220	$8,959
Accrued wages and fringe benefits	7,870	7,813
Loan facility	46,139	42,984
Current non-qualified deferred compensation (“NQDC”) liability	276	276
Contingent liability	3,000	-
Other current liabilities	2,166	2,645
Total current liabilities	66,671	62,677
Non-qualified deferred compensation liability	3,584	3,697
Contract liabilities	281	290
Operating lease liabilities, long-term	1,981	2,135
Contingent liability, long-term	-	3,000
Warrant liabilities	2,193	1,243
Total liabilities	74,710	73,042
Commitments and contingencies
Stockholders' equity (deficit):
Common stock	3	3
Preferred stock	-	-
Company common stock held by the non-qualified deferred compensation plan	(635)	(1,293)
Additional paid-in capital	395,830	394,408
Accumulated other comprehensive income (loss)	648	(1,367)
Accumulated deficit	(419,012)	(408,401)
Total stockholders’ equity (deficit)	(23,166)	(16,650)
Total liabilities and stockholders’ equity (deficit)	$51,544	$56,392

AVITA MEDICAL, INC.

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three-Months Ended
	March 31, 2026	March 31, 2025

Sales revenue	$19,064	$18,325
Lease revenue	187	189
Total revenues	19,251	18,514
Cost of sales	(3,523)	(2,833)
Gross profit	15,728	15,681
Operating expenses:
Sales and marketing	(12,841)	(14,834)
General and administrative	(6,061)	(6,390)
Research and development	(5,629)	(6,284)
Total operating expenses	(24,531)	(27,508)
Operating loss	(8,803)	(11,827)
Interest expense	(1,424)	(1,233)
Other expense, net	(395)	(791)
Loss before income taxes	(10,622)	(13,851)
Income tax benefit (expense)	11	(8)
Net loss	$(10,611)	$(13,859)
Net loss per common share:
Basic and diluted	$(0.35)	$(0.53)
Weighted-average common shares:
Basic and diluted	30,540,872	26,253,565